Exhibit 99.1
CHART ACQUISITION CORP.
CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

(Adopted February __, 2012)

The following Audit Committee Charter for the Audit Committee of the Board of Directors (the “Committee”) of Chart Acquisition Corp., a Delaware corporation (the “Company”), was adopted by the Board of Directors of the Company (the “Board”) as of the date first written above.

1. Purpose.  The Committee has been constituted to represent and assist the Board in its oversight of: (1) the integrity of the Company’s financial reporting and systems of internal accounting control, (2) the independence, qualifications and performance of the Company’s independent registered public accounting firm, and (3) the Company’s compliance with legal and regulatory requirements.  The Committee shall also conduct all reviews and investigations and prepare such reports as are required to be prepared by the Committee pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the listing standards of The NASDAQ Stock Market (“NASDAQ”), or such other exchange or quotation systems as the Company’s securities are listed or quoted on, or any other applicable laws or regulations.

2. Members.  The Committee shall consist of at least three non-affiliated, independent members of the Board (subject to any NASDAQ phase-in provisions, if applicable) and each member shall satisfy the independence standards specified in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5605 of NASDAQ Stock Market Listing Rules. The members of the Committee must not have participated in the preparation of the financial statements of the issuer or any current subsidiary of the issuer at any time during the past three years. Each member of the Committee must be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and statement of cash flows.  At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.  The Committee and its members shall be subject to the provisions of the Company’s charter and bylaws relating to members and filling vacancies. Unless the Board elects a Chair of the Committee, the Committee shall elect a Chair by majority vote.

3. Outside Advisors.   The Committee shall have the authority to retain such outside legal, accounting or other consultants or advisors as it determines appropriate to assist it in the performance of its functions, or to advise or inform the Committee.  The Committee may also meet with investment bankers and financial analysts.  The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Company.  The Company shall provide for payment of compensation to the Company’s independent auditor and to any advisors retained by the Committee.

4. Duties and Responsibilities.  On behalf of the Board, the Committee shall, among its duties and responsibilities as may be delegated to the Committee by the Board, and in addition to any duties and responsibilities imparted to the Committee by the SEC and the listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on, or any other applicable laws or regulations:

(a) Have the direct responsibility and authority to appoint, retain, compensate, evaluate, oversee and, where appropriate, replace the Company’s independent auditors. The Committee shall inform the independent auditors that such firm shall report directly to the Committee.  The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting.

(b) Review the Company’s independent auditors’ audit plan and areas of audit focus.

(c) Review the fees and other significant compensation to be paid to the Company’s independent auditors.

(d) Approve in advance any audit or non-audit engagement or relationship between the Company and any independent auditor engaged to prepare or issue an audit report or perform other audit, review or attest services, other than prohibited non-auditing services, as specified in the rules and regulations of the SEC or any rules of the Public Company Accounting Oversight Board promulgated thereunder.  The Committee shall not approve any “prohibited non-auditing services” without obtaining a prior exemption from the Public Company Accounting Oversight Board.  Audit and non-audit engagements must be approved either (i) explicitly in advance or (ii) pursuant to a pre-approval policy established by the Committee.

(e) Consider, at least annually, the independence of the independent auditor, and receive from and discuss with the independent auditor the auditor’s report regarding its independence.

(f) Review, at least annually, with the Company’s officers the scope of the internal audit program, and review annually the performance of both the internal audit group and the independent auditor in executing their plans and meeting their objectives.

(g) Review the annual audited financial statements with management and the independent auditor, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.  Also included in such review shall be significant issues and judgments regarding accounting and auditing principles and practices, and the effect of regulatory and accounting initiatives on the Company’s financial statements.  The Committee shall recommend to the Board whether the financial statements should be included in the Form 10-K.

(h) Review and discuss with management and the Company’s independent auditor the Company’s quarterly financial statements prior to filing the Form 10-Q, including the results of the independent auditor’s review of them and the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

(i) Discuss with the Company’s independent auditors the matters required to be discussed under applicable Statements of Auditing Standards and the matters in the written disclosures required by Independence Standards Board Standard, including but not limited to ensuring the receipt of, and reviewing and discussing the contents of a formal written statement delineating all relationships between the auditor and the Company.

(j) Review major changes to the Company’s accounting and auditing principles and practices as suggested by management or the independent auditor.

(k) Meet periodically with management to review the Company’s major financial and business risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(l) Obtain and review, at least annually, a report by the Company’s independent auditor describing the independent auditor’s internal quality-control procedures(as and when applicable to the Company pursuant to the rules and regulations of the SEC), and any material issues raised by the most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues.

(m) In consultation with the Company’s independent auditors, management and the internal accounting team, review the integrity of the Company’s financial reporting processes, both internal and external.  In connection therewith, the Committee should obtain and discuss with management and the Company’s independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the Company; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments and the treatment preferred by the independent auditor; (iii) effects of changes in accounting standards that may materially affect the Company’s financial reporting practices; (iv) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (v) the integrity of the Company’s financial reporting practices and the adequacy and effectiveness of internal controls, including a review of significant findings identified by the independent auditors and internal audit, management’s responsiveness to such recommendations and any specific audit steps adopted in light of material control deficiencies; and (vi) any other material written communications between the independent auditor and the Company’s management.

(n) Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(o) Meet with the Company’s independent auditor prior to the audit to review the scope and planning of the audit.

(p) Review with the Company’s independent auditor the results of the annual audit examination, and any issues the auditor may have encountered in the course of its audit work and management’s response.  This review should include, among other things, any management letter, any restrictions on the scope of activities or access to required information.

(q) Discuss with management the Company’s earnings releases and corporate policies with respect to releases and financial information and earnings guidance provided to analysts and rating agencies.

(r) Receive reports from the Company’s independent auditors and management regarding, and review the adequacy and effectiveness of, the Company’s internal controls over financial reporting and significant changes in such controls reported to the Committee by the Company’s independent auditors or management.

(s) Receive reports from the Company’s independent auditors and management regarding, and review the adequacy and effectiveness of, the Company’s disclosure controls and procedures.

(t) Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

(u) Review candidates for the positions of chief financial officer and controller of the Company.

(v) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

(w) Establish policies for hiring employees and former employees of the independent auditor.

(x) Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s policies for Code of Conduct and Ethics.

(y) Review with the Company’s General Counsel (if any), outside counsel and independent auditors (i) legal matters that may have a material impact on the financial statements, (ii) any fraud involving management or other employees who have a significant role in the Company’s internal controls, (iii) compliance policies, and (iv) any material reports or inquires received from regulators, governmental agencies or employees that raise material issues regarding the Company’s financial statements and accounting or compliance policies.

(z) Review and discuss with the Company’s officers and the Auditor various topics and events that may have significant financial impact on the Company or that are the subject of discussions between the Company’s officers and the Auditor.

(aa) Review and discuss with the Company’s officers the Company’s major financial risk exposures and the steps the Company’s officers have taken to monitor and control such exposures.

(bb) Prepare any report of the Audit Committee that may be required by the rules of the SEC to be included in the Company’s annual proxy statement or other filings. Review this Charter annually and recommend any changes for approval by the Board.

(cc) Review the Committee’s own performance annually.

(dd) Consider such other matters in relation to the financial affairs of the Company, its accounts and the independent audit of the Company, as the Committee may, in its discretion, determine to be advisable.

(ee) Discuss with management major risk assessment and risk management policies.

(ff) Approve reimbursement of expenses incurred by our management team in identifying potential target businesses.

5. Related Person Transactions

(a) The Committee will review any issues relating to conflicts of interests and (in conjunction with the Audit Committee of the Board as necessary or appropriate) all Related Party Transactions as defined under and in accordance with federal securities laws and the rules and regulations of SEC and listing standards of NASDAQ or such other exchange or quotation systems as the Company’s securities are listed or quoted on, and general best corporate practices, and report the same to the Board.

(b) The Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a Related Party Transaction:

(1)	fairness of the terms for the Company (including fairness from a financial point of view);
(2)	materiality of the transaction;
(3)	bids / terms for such transaction from at least two unrelated parties;
(4)	structure of the transaction;
(5)	the policies, rules and regulations of the U.S. federal and state securities laws;
(6)	the policies of the Committee; and
(7)	interests of each Related Party in the transaction.

(c) The Committee will only approve a Related Party Transaction if the Committee determines that the terms of the Related Party Transaction are beneficial and fair (including fair from a financial point of view) to the Company and are lawful under the laws of the United States. In the event multiple members of the Committee are deemed a Related Party, the Related Party Transaction will be considered by the disinterested members of the Board of Directors in place of the Committee.

(d) The following transactions will be exempted from the policy and will be governed by the Company’s other applicable policies:

(1)	payment of compensation by the Company to its officers or directors for service to the Company in their stated capacity;
(2)	transactions available to all employees or all shareholders of the Company on the same terms; and
(3)	transactions which, when aggregated for any Related Party, involve less than US$120,000 and are approved by the Chief Executive Officer, who is not a Related Party in the transaction.

(e) Approval of a Related Party Transaction may be conditioned upon the Company and the Related Party taking any or all of the following additional actions, or any other actions that the Committee deems appropriate:

(1)	requiring the Related Party to resign from, or change position within, an entity that is involved in the Related Party Transaction with the Company;
(2)	assuring that the Related Party will not be directly involved in negotiating the terms of the Related Party Transaction;
(3)	limiting the duration or magnitude of the Related Party Transaction;
(4)
requiring that information about the Related Party Transaction be documented and that reports reflecting the nature and amount of the Related Party Transaction be delivered to the Committee on a regular basis;

(5)	requiring that the Company have the right to terminate the Related Party Transaction by giving a specified period of advance notice; or
(6)	appointing a Company representative to monitor various aspects of the Related Party Transaction.

(f) If the Company or a Related Party becomes aware that any Related Party Transaction exists that has not been previously approved or ratified under this policy, it will promptly submit the transaction to the Committee or Chair of the Committee or disinterested members of the Board of Directors for consideration. The Committee or Chair of the Committee or Board will evaluate the transaction under this policy and will consider all options, including ratification, amendment or termination of the Related Party Transaction.

(g) All Related Party Transactions are to be disclosed in the Company’s applicable filings with the SEC, as required by the Securities Act of 1933, as amended, and the Exchange Act, and related rules and regulations. All Related Party Transactions will be disclosed to the Committee and any material Related Party Transaction will be disclosed to the Board of Directors.

(h) The Committee is prohibited from approving or ratifying any Related Party Transaction whereby the Company directly or indirectly, including through any subsidiary, extends or maintains credit, arranges for the extension of credit, or renews an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company.

6. Meetings.  The Committee shall meet on at least a quarterly basis, and at least four times per year, either in person or telephonically, and at such times and places as the Committee shall determine.  At each such regularly scheduled meeting, the Committee shall meet in separate executive sessions with the Company’s executive management, the Company’s independent auditor and the Committee itself.  All non-management directors who are not members of the Committee may attend meetings of the Committee, but may not vote.  Additionally, the Committee may invite to its meetings any director, member(s) of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities.  Notwithstanding the foregoing, the Committee may also exclude from its meetings any person it deems appropriate in order to carry out its responsibilities. A majority of the members, but not less than two, will constitute a quorum.  A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee.  The Committee may meet by telephone or videoconference and may take action by unanimous written consent.  The Committee shall appoint a person who need not be a member thereof to act as secretary and minutes of its proceedings shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the secretary and, whenever reasonably practicable, circulated to each member prior to each meeting. The Committee shall regularly report its activities to the Board, and shall maintain minutes of its meetings.

7. Limitations.  The Committee is responsible for the duties set forth in this Charter, but is not responsible for the preparation of the financial statements or the auditing of thereof.  Management has the responsibility for preparing the financial statements and implementing internal controls and the independent auditor has the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls.

8. Non-affiliate, independent director.  An “independent director” means a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The following person shall not be considered independent:

(a) A director who is employed by the Company or any of its affiliates for the current year or any of the past three years.

(b) A director who accepts any compensation from the Company or any of its affiliates in excess of $120,000 during the previous fiscal year, other than compensation for Board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation.

(c) A director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or and or its affiliates as an executive officer.  Immediate family includes a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law-, daughter-in-law, and anyone who resides in such person’s home (such person, a “Family Member”).

(d) A director who is a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received payments (other than those arising solely from investments in the Company’s securities) that exceed 5% of the Company’s or business organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years.

(e) A director who is, or has a Family Member who is, a current partner of the Company’s registered public accounting firm or was a partner or employee of the company’s registered public accounting firm who worked on the Company’s audit at any time during any of the past three years.

(f) A director who is employed as an executive of another entity where any of the Company’s executives serve on that entity’s Compensation Committee.

9. Amendment.   Any amendment or other modification of this Charter shall be made and approved by the Board.